Exhibit 99.1

Company Contacts:

Roberto Cuca	Jeanne Mell
Chief Financial Officer 610-882-1820	VP Corporate Communications 484-353-1575
Investorinfo@orasure.com	media@orasure.com
www.orasure.com	www.orasure.com

OraSure Announces 2019 Full Year and Fourth Quarter Financial Results

BETHLEHEM, PA – February 19, 2020 – (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a leader in point-of-care diagnostic tests, specimen collection devices and microbiome laboratory and analytical services, today announced its financial results for the three months and year ended December 31, 2019.

Financial and Business Highlights

•

Net revenues for the fourth quarter of 2019 were $49.7 million, a 1% decrease from the fourth quarter of 2018. Net product revenues were $47.2 million, a 5% increase from the fourth quarter of 2018. Net product and service revenues in the fourth quarter of 2019 increased 12% over the comparable period of 2018 if revenues from the Company’s cryosurgical systems business, which was sold in 2019, are excluded from the year ago period.

•	Other revenue highlights include:
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International sales of the Company’s OraQuick® HIV products increased 123% compared to the fourth quarter of 2018. This increase was primarily the result of higher sales of the Company’s OraQuick® HIV Self-Test.

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Total microbiome product and service revenues in the fourth quarter of 2019 were $4.4 million compared to $1.9 million in the fourth quarter of 2018. Microbiome revenues in 2019 include the service revenues generated by the Company’s subsidiaries, CoreBiome, Inc. and Diversigen, Inc.

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Total molecular collection systems revenues including royalty income and other revenues were $27.8 million during the fourth quarter of 2019, a decline of 8% from the fourth quarter of 2018. Molecular collection systems product and service revenues were $25.5 million during the fourth quarter of 2019, and were flat compared to the fourth quarter of 2018.

•

Net income for the fourth quarter of 2019 was $2.4 million, or $0.04 per share on a fully-diluted basis, compared to net income of $10.3 million, or $0.16 per share on a fully-diluted basis, for the fourth quarter of 2018. Net income for the fourth quarter of 2019 included $797,000 of acquisition-related transaction costs and a non-cash charge of $179,000 representing the change in fair value of contingent consideration associated with two acquisitions that closed at the beginning of the year. The net impact of the additional transaction costs and the change in the fair value of contingent consideration in the current quarter was approximately $0.02 per share on a fully-diluted basis. Net income for the fourth quarter of 2018 included $1.2 million of expense for activities in support of the early January 2019 acquisitions and $974,000 of transition costs associated with the Company’s executive management changes during that period.  The transaction and transition costs together represent $0.04 per share for the fourth quarter of 2018. The transition costs in the fourth quarter consisted of non-cash stock compensation charges.

•	Cash and investments totaled $189.8 million at December 31, 2019.

“We had a strong close to 2019. Our fourth quarter revenue performance was primarily driven by triple-digit growth in our international HIV sales and an impressive showing by our microbiome product and services business,” said OraSure President and CEO, Stephen S. Tang. “Through our acquisitions and investment in our core businesses, we have built on our leadership in sample collection and infectious disease diagnostics and bolstered our services capabilities in the burgeoning field of microbiome analysis.  In 2020, we expect to increase our investment in these core areas to provide our customers with the information and data they need to understand health, wellness and disease states.  Looking further ahead, we believe these activities will empower us to advance our innovation strategy at an ever faster rate.”

Financial Results

Net product and service revenues for the fourth quarter of 2019 increased 5% from the comparable period of 2018, primarily as a result of higher international HIV product sales and higher sales of the Company’s microbiome products and services. The increased sales were partially offset by the absence of cryosurgical sales in the quarter, as the cryosurgical systems business was divested in mid-August, and by lower genomics product sales.

International sales of the OraQuick® HIV Self-Test for the three months ended December 31, 2019 and 2018 included $966,000 and $855,000, respectively, of support payments under the Company’s charitable support agreement with the Bill & Melinda Gates Foundation.

Royalty income from a litigation settlement associated with a molecular collection device was $2.2 million and $4.8 million for the fourth quarter of 2019 and 2018, respectively. Other revenues were $334,000 and $578,000 for the fourth quarter of 2019 and 2018, respectively.

Gross profit percentage was 60% and 69% for the three months ended December 31, 2019 and 2018, respectively.  Gross profit percentage in 2019 was negatively affected by a less favorable product mix as a result of higher sales of lower gross profit products and services and the decline in other revenues.

For the three months ended December 31, 2019, operating expenses were $25.8 million, an increase of $3.6 million from the $22.2 million reported for the three months ended December 31, 2018. This increase was due primarily to the contribution of $2.0 million of operating expenses incurred by our newly acquired subsidiaries, higher research and development costs associated with the development of automated drug testing assays, and increased professional fees associated with business development work including $797,000 associated with the Diversigen acquisition, partially offset by a decline in employee bonus accruals and stock compensation expense, the amount of which is directly related to Company and individual performance. Fourth quarter 2018 operating expenses included $1.2 million of transaction costs associated with the Company’s acquisitions of CoreBiome and Novosanis.

The Company generated operating income of $4.1 million in the fourth quarter of 2019 compared to operating income of $12.5 million in the fourth quarter of 2018.

During the fourth quarter of 2019, the Company recorded income tax expense of $2.1 million compared to $3.8 million recorded in the fourth quarter of 2018. This decrease largely reflects the lower pre-tax income generated by the Company’s Canadian subsidiary.

The Company’s cash and investment balance totaled $189.8 million at December 31, 2019, compared to $201.3 million at December 31, 2018. For the year ended December 31, 2019, the Company generated $9.8 million in cash from operations compared with $39.1 million in the same period of 2018.

Full-Year 2020 Guidance

The Company expects consolidated net revenues for the year ended December 31, 2020 to range from $145.0 million to $155.0 million and is projecting a net loss of $0.07 to $0.10 per share.  These projections do not account for the impact of changes in the fair value of acquisition-related contingent consideration or any potential transaction costs related to future business development activity since those items cannot be fully determined at this time. “We expect 2020 to be a building year for the OraSure family of companies as we focus on revenue growth by continuing to invest in our core businesses and leveraging our balance sheet to accelerate our innovation growth strategy,” added Dr. Tang.

Financial Data

Condensed Consolidated Financial Data

(in thousands, except per-share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Results of Operations
Net revenues	$49,668	$50,246	$154,605	$181,743
Cost of products sold	19,829	15,540	60,022	68,130
Gross profit	29,839	34,706	94,583	113,613
Operating expenses:
Research and development	6,104	4,059	19,629	16,250
Sales and marketing	7,932	8,377	31,869	30,609
General and administrative	11,539	9,758	35,287	38,325
Change in fair value of acquisition-related contingent consideration	179	—	(664)	—
Gain on sale of business	—	—	(10,149)	—
Total operating expenses	25,754	22,194	75,972	85,184
Operating income	4,085	12,512	18,611	28,429
Other income	477	1,629	2,720	3,287
Income before income taxes	4,562	14,141	21,331	31,716
Income tax expense	2,124	3,843	4,675	11,320
Net income	$2,438	$10,298	$16,656	$20,396
Earnings per share:
Basic	$0.04	$0.17	$0.27	$0.33
Diluted	$0.04	$0.16	$0.27	$0.33
Weighted average shares:
Basic	61,729	61,268	61,675	61,112
Diluted	62,199	62,511	62,170	62,532

Summary of Net Revenues by Market and Product (Unaudited)

	Three Months Ended December 31,
	Dollars			Percentage of Total Net Revenues
	2019	2018	% Change	2019	2018
Market
Infectious disease testing	$18,743	$13,643	37%	38%	27%
Risk assessment testing	2,944	2,898	2	6	6
Cryosurgical systems	—	2,894	(100)	—	6
Molecular collection systems	25,487	25,407	—	51	50
Net product and service revenues	47,174	44,842	5	95	89
Royalty income	2,160	4,826	(55)	4	10
Other	334	578	(42)	1	1
Net revenues	$49,668	$50,246	(1)%	100%	100%

	Year Ended December 31,
	Dollars			Percentage of Total Net Revenues
	2019	2018	% Change	2019	2018
Market
Infectious disease testing	$58,016	$56,148	3%	38%	31%
Risk assessment testing	12,189	12,058	1	8	7
Cryosurgical systems	7,054	10,767	(34)	5	6
Molecular collection systems	70,814	86,455	(18)	45	47
Net product and service revenues	148,073	165,428	(10)	96	91
Royalty income	5,116	9,653	(47)	3	5
Other	1,416	6,662	(79)	1	4
Net revenues	$154,605	$181,743	(15)%	100%	100%

	Three Months Ended			Year Ended
	December 31,			December 31,
	2019	2018	% Change	2019	2018	% Change
OraQuick® Revenues
Domestic HIV	$4,960	$4,974	—%	$17,984	$19,663	(9)%
International HIV	9,795	4,399	123	25,108	21,794	15
Net HIV revenues	14,755	9,373	57	43,092	41,457	4
Domestic HCV	2,202	2,066	7	8,108	7,490	8
International HCV	1,295	1,598	(19)	4,864	4,904	(1)
Net HCV revenues	3,497	3,664	(5)	12,972	12,394	5
Net product revenues	$18,252	$13,037	40%	$56,064	$53,851	4%

	Three Months Ended			Year Ended
	December 31,			December 31,
	2019	2018	% Change	2019	2018	% Change
Molecular Collection Systems Revenues
Genomics	$21,005	$23,505	(11)%	$57,365	$79,765	(28)%
Microbiome	4,423	1,902	133	12,786	6,690	91
Other	59	—	100	663	—	100
Net product and service revenues	25,487	25,407	—	70,814	$86,455	(18)
Royalty income	2,160	4,826	(55)	5,116	9,653	(47)
Other	129	—	100	450	—	100
Net revenues	$27,776	$30,233	(8)%	$76,380	$96,108	(21)%

Condensed Consolidated Balance Sheets (Unaudited)

	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$75,715	$88,438
Short-term investments	80,623	68,134
Accounts receivable, net	36,948	34,842
Inventories	23,155	22,888
Other current assets	8,109	5,010
Property, plant and equipment, net	30,339	24,299
Right of use assets, net	6,947	—
Intangible assets, net	14,674	5,137
Goodwill	36,201	18,521
Long-term investments	33,420	44,752
Other non-current assets	3,164	3,550
Total assets	$349,295	$315,571

Liabilities and Stockholders’ Equity
Accounts payable	$9,567	$10,598
Deferred revenue	3,713	3,521
Contingent consideration obligation	3,500	—
Other current liabilities	15,933	13,861
Long-term lease liabilities	5,578	—
Other non-current liabilities	3,859	4,213
Stockholders’ equity	307,145	283,378
Total liabilities and stockholders’ equity	$349,295	$315,571

Additional Financial Data (Unaudited)

	Year Ended
	December 31,
	2019	2018
Capital expenditures	$9,314	$6,344
Depreciation and amortization	$7,730	$7,222
Stock-based compensation	$4,057	$15,237
Cash provided by operating activities	$9,804	$39,090

Conference Call

The Company will host a conference call and audio webcast for analysts and investors to discuss the Company’s 2019 fourth quarter results, certain business developments and updated financial guidance, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Dr. Stephen S. Tang, President and Chief Executive Officer, and Roberto Cuca, Chief Financial Officer. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please dial 844-831-3030 (Domestic) or 315-625-6887 (International) and reference Conference ID #5381869 or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Relations page. Please click on the webcast link and follow the prompts for registration and access 10 minutes prior to the call. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until midnight, February 26, 2020, by dialing 855-859-2056 (Domestic) or 404-537-3406 (International) and entering the Conference ID #5381869.

About OraSure Technologies

OraSure Technologies empowers the global community to improve health and wellness by providing access to accurate essential information.  Together with its wholly-owned subsidiaries (DNA Genotek, CoreBiome, Diversigen and Novosanis), OraSure provides its customers with end-to-end solutions that encompass tools, services and diagnostics.  The OraSure family of companies is a leader in the development, manufacture and distribution of rapid diagnostic tests, sample collection and stabilization devices, and molecular product and services solutions designed to discover and detect critical medical conditions.  OraSure’s portfolio of products is sold globally to clinical laboratories, hospitals, physician’s offices, clinics, public health and community-based organizations, research institutions, distributors, government agencies, pharma, commercial entities and direct to consumers.

For more information on OraSure Technologies, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to successfully manage and integrate acquisitions of other companies in a manner that complements or leverages our existing business, or otherwise expands or enhances our portfolio of products and our end-to-end service offerings, and the diversion of management’s attention from our ongoing business and regular business responsibilities to effect such integration; the expected economic benefits of acquisitions (and increased returns for our stockholders), including that the anticipated synergies, revenue enhancement strategies and other benefits from the acquisitions may not be fully realized or may take longer to realize than expected and our actual integration costs may exceed our estimates; impact of increased or different risks arising from the acquisition of companies located in foreign countries; ability to market and sell products, whether through our internal, direct sales force or third parties; impact of significant customer concentration in the genomics business; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the U.S. Food and Drug Administration (“FDA”) or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; ability to meet increased demand for the Company’s products; impact of replacing distributors; inventory levels at distributors and other customers; ability of the Company to achieve its financial and strategic objectives and continue to increase its revenues, including the ability to expand international sales; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid or urine testing, collection or other products; market acceptance and uptake of microbiome informatics, microbial genetics technology and related analytics services; changes in market acceptance of products based on product performance or other factors, including changes in testing guidelines, algorithms or other recommendations by the Centers for Disease Control and Prevention (“CDC”) or other agencies; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; impact of contracting with the U.S. government; impact of negative economic conditions; ability to maintain sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of the Company’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors that could affect our results are discussed more fully in our Securities and Exchange Commission (“SEC”) filings, including our registration statements, Annual Report on Form 10-K for the year ended December 31, 2018, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. Readers are cautioned not to place undue reliance on the forward-looking statements.  The forward-looking statements are made as of the date of this press release and we undertake no duty to update these statements.

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